Exhibit 99.1

For Immediate Release

Ruth’s Hospitality Group, Inc. Reports Third Quarter 2018 Financial Results

– Comparable Sales Up 3.7% –

– Total Revenues Increased 16.3% –

WINTER PARK, Fla.—(BUSINESS WIRE)—November 2, 2018—Ruth’s Hospitality Group, Inc. (the “Company”) (NASDAQ: RUTH) today reported unaudited financial results for its third quarter ended September 30, 2018.

Highlights for the third quarter of 2018 were as follows:

•	Restaurant sales in the third quarter of 2018 increased 17.7% to $93.5 million compared to $79.4 million in the third quarter of 2017.
•	Net income in the third quarter of 2018 was $3.6 million, or $0.12 per diluted share, compared to net income of $1.7 million, or $0.05 per diluted share, in the third quarter of 2017.
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Income from continuing operations in the third quarter of 2018 was $3.6 million, or $0.12 per diluted share, compared to income from continuing operations of $1.8 million, or $0.06 per diluted share, in the third quarter of 2017.

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Net income in the third quarter of 2018 included $0.4 million in deal-related expenses associated with the acquisition of the six restaurants of our Hawaiian franchisee, as well as a $0.1 million income tax benefit related to the impact of discrete income tax items.

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Excluding these adjustments, as well as the results from discontinued operations, non-GAAP diluted earnings per common share were $0.13 in the third quarter of 2018, compared to $0.06 in the third quarter of 2017.  The Company believes that non-GAAP diluted earnings per common share provides a useful alternative measure of financial performance. Investors are advised to see the attached Reconciliation of non-GAAP Financial Measure table for additional information.

Cheryl Henry, President and Chief Executive Officer of Ruth's Hospitality Group, Inc., noted, “I am pleased to see our momentum continuing into the third quarter with double digit revenue growth and increased comparable restaurant sales of 3.7%.  This growth, combined with our restaurant operating expense leverage, generated increased net income and diluted earnings per share of $0.13.  We believe these results demonstrate the strength of our brand and the power of our total return strategy.”

Henry continued, “The foundation of our success is our people and I am proud of the results that they delivered in the third quarter.  We are all stewards of this iconic and authentic brand. It is our job to protect it, to evolve it, and to grow it.  I look forward to working with our team on this for many years to come.”

Review of Third Quarter 2018 Operating Results

Total revenues in the third quarter of 2018 were $99.0 million, an increase of 16.3% compared to $85.2 million in the third quarter of 2017.

Company-owned Sales

•	Comparable restaurant sales at Company-owned restaurants increased 3.7%, which consisted of a traffic increase of 1.5%, as measured by entrees, and an average check increase of 2.1%.
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During the third quarter of 2017, Hurricanes Harvey and Irma directly impacted 15 of our 70 restaurants and resulted in 64 lost operating days. The impact on Company-owned comparable restaurant sales in the third quarter of 2018 was a positive impact of approximately 150-200 basis points.

•	Fiscal average unit weekly sales were $92.9 thousand in the third quarter of 2018, compared to $87.3 thousand in the third quarter of 2017.

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78 Company-owned Ruth’s Chris Steak House restaurants were open at the end of the third quarter of 2018, compared to 70 Ruth’s Chris Steak House restaurants at the end of the third quarter of 2017.  Total operating weeks for the third quarter of 2018 increased to 1,006 from 910 in the third quarter of 2017.

Franchise Income

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Franchise income in the third quarter of 2018 was $4.0 million, a decrease of 4.5% compared to $4.2 million in the third quarter of 2017.  The decrease in franchise income was driven by the acquisition of the Hawaii restaurant locations, partially offset by a 2.0% increase in comparable franchise restaurant sales as well as the impact of the new revenue recognition standard.

•	75 franchisee-owned restaurants were open at the end of the third quarter of 2018 compared to 81 at the end of the third quarter of 2017.

Operating Expenses

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Food and beverage costs, as a percentage of restaurant sales, decreased 360 basis points to 28.3%, primarily driven by a 20.5% decrease in total beef costs, as well as by an increase in average check of 2.1%.

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Restaurant operating expenses, as a percentage of restaurant sales, decreased 50 basis points to 53.1%. The decrease in restaurant operating expenses as a percentage of restaurant sales was primarily due to the timing of quarterly health care claims as well as an increase in average check of 2.1%.

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General and administrative expenses, as a percentage of total revenues, increased 60 basis points to 8.9%. The increase as a percentage of total revenues was primarily driven by increased performance based compensation and costs related to the integration of the recently acquired Hawaiian restaurants.

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Marketing and advertising costs, as a percentage of total revenues, increased 10 basis points. The increase in marketing and advertising costs was primarily attributable to a planned increase in advertising spending.

•	Pre-opening costs were $0.8 million compared to $0.1 million in the third quarter of 2017, driven by the timing of new restaurant openings.
•	Income tax expenses declined from $1.0 million in the third quarter of 2017 to $0.7 million largely as a result of the enactment of the Tax Cuts and Jobs Act.

Development Update

The Company opened a restaurant in Jersey City, NJ in the third quarter, and expects to open a restaurant in Paramus, NJ in just a few weeks, here in November.  A new restaurant in Reno, NV, which will operate under a management agreement and was previously expected to open in early 2019, is now expected to open in December of 2018.

The Company also announced the signing of two new leases; in Columbus, OH, and Oklahoma City, OK.  The Columbus restaurant is expected to open in the second half of 2019, while Oklahoma City is expected to open in 2020.  Additionally, the Company will relocate one restaurant in Washington, DC during 2019.

Franchise partners are expected to open a new restaurant in Markham, Ontario in the fourth quarter of 2018.  During 2019, our franchise partners are currently scheduled to open two restaurants.  The first in Chongqing, China in the first half of 2019 and another in St. George, UT during the second half.

Finally, subsequent to the end of the third quarter of 2018, our franchisee in Panama City, Panama has closed its one restaurant location.

Share Repurchase and Debt

The Company did not repurchase any shares during the third quarter of 2018, and ended the quarter with approximately $44.7 million remaining under its share repurchase authorization.

At the end of the third quarter of 2018, the Company had $54 million in debt outstanding under its senior credit facility, with an additional $31.8 million of availability.

Quarterly Cash Dividend

Subsequent to the end of the quarter, the Company’s Board of Directors approved the payment of a quarterly cash dividend to shareholders of $0.11 per share.  The dividend will be paid on November 29, 2018 to shareholders of record as of the close of business on November 15, 2018, and represents a 22% increase from the quarterly cash dividend paid in November of 2017.

Financial Outlook

Based on current information, Ruth's Hospitality Group, Inc. is revising its full year 2018 outlook based on a 52 week year ending December 30, 2018, as follows:

•	Food and beverage costs of 28.2% to 28.8% of restaurant sales
•	Restaurant operating expenses of 48.0% to 48.6% of restaurant sales
•	Marketing and advertising costs of 3.7% to 3.9% of total revenue
•	General and administrative expenses of $34 million to $36 million, exclusive of the integration costs related to the acquisition of the Hawaiian restaurants
•	Effective tax rate of 17% to 19%, excluding discrete income tax items
•	Capital expenditures of $30 million to $32 million
•	Fully diluted shares outstanding of 30.3 million to 30.5 million (exclusive of any future share repurchases under the Company's share repurchase program)

The foregoing statements are not guarantees of future performance, and therefore, undue reliance should not be placed upon them.  We refer you to our recent filings with the Securities and Exchange Commission for more detailed discussions of the risks that could impact our financial outlook and our future operating results and financial condition.

Conference Call

The Company will host a conference call to discuss third quarter 2018 financial results today at 8:30 AM Eastern Time.  Hosting the call will be Cheryl Henry, President and Chief Executive Officer, and Arne G. Haak, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 323-794-2588. A replay will be available one hour after the call and can be accessed by dialing 412-317-6671; the password is 8529360. The replay will be available until Friday, November 9, 2018. The call will also be webcast live from the Company's website at www.rhgi.com under the Investor Relations section.

About Ruth’s Hospitality Group, Inc.

Ruth's Hospitality Group, Inc., headquartered in Winter Park, Florida, is the largest fine dining steakhouse company in the U.S. as measured by the total number of Company-owned and franchisee-owned restaurants, with over 150 Ruth’s Chris Steak House locations worldwide specializing in USDA Prime grade steaks served in Ruth’s Chris’ signature fashion – “sizzling.”

For information about our restaurants, to make reservations, or to purchase gift cards, please visit www.RuthsChris.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties. Forward-looking statements frequently are identified by the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “targeting,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Similarly, statements herein that describe the Company’s objectives, plans or goals, including with respect to new restaurant openings, strategy, financial outlook, capital expenditures, our effective tax rate and the expected impact and timing of integration of the Hawaii franchisee also are forward-looking statements. Actual results could differ materially from those projected, implied or anticipated by the Company’s forward-looking statements. Some of the factors that could cause actual results to differ include: reductions in the availability of, or increases in the cost of, USDA Prime grade beef, fish and other food items; changes in economic conditions and general trends; the loss of key management personnel; the effect of market volatility on the Company’s stock price; health concerns about beef or other food products; the effect of competition in the restaurant industry; changes in consumer preferences or discretionary spending; labor shortages or increases in labor costs; the impact of federal, state or local government regulations relating to Company employees, the sale or preparation of food, the sale of alcoholic beverages and the opening of new restaurants; harmful actions taken by the Company’s franchisees; a material failure, interruption or security breach of the Company’s information technology network; repeal or reduction of the federal FICA tip credit; the impact of recent tax legislation and accounting policy changes; unexpected expenses incurred as a result of the sale of the Mitchell’s Restaurants; the Company’s ability to protect its name and logo and other proprietary information; an impairment in the financial statement carrying value of the Company’s goodwill, other intangible assets or property; the impact of litigation; the restrictions imposed by the Company’s Credit Agreement; changes in, or the discontinuation of, the Company’s quarterly cash dividend payments or share repurchase program; unanticipated costs associated with the Hawaii franchisee acquisition; and the Company’s inability to successfully integrate the Hawaii franchisee restaurants into its operations. For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is available on the SEC’s website at www.sec.gov. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. You should not assume that material events subsequent to the date of this press release have not occurred.

Unless the context otherwise indicates, all references in this report to the “Company,” “Ruth’s,” “we,” “us”, “our” or similar words are to Ruth’s Hospitality Group, Inc. and its subsidiaries. Ruth’s Hospitality Group, Inc. is a Delaware corporation formerly known as Ruth’s Chris Steak House, Inc., and was founded in 1965.

Investor Relations

Fitzhugh Taylor (203) 682-8261

ftaylor@icrinc.com

RUTH'S HOSPITALITY GROUP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Preliminary and Unaudited

(Amounts in thousands, except share and per share data)

	13 Weeks Ended		39 Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2018	2017	2018	2017

Revenues:
Restaurant sales	$93,488	$79,442	$307,390	$273,042
Franchise income	4,030	4,218	12,905	12,865
Other operating income	1,497	1,507	4,880	4,813
Total revenues	99,015	85,167	325,175	290,720
Costs and expenses:
Food and beverage costs	26,440	25,319	86,894	82,012
Restaurant operating expenses	49,626	42,595	151,328	133,046
Marketing and advertising	3,813	3,197	11,930	9,056
General and administrative costs	8,809	7,096	27,056	23,267
Depreciation and amortization expenses	4,628	3,852	13,762	11,089
Pre-opening costs	845	121	1,258	1,473
Total costs and expenses	94,161	82,180	292,228	259,943
Operating income	4,854	2,987	32,947	30,777
Other income (expense):
Interest expense, net	(470)	(197)	(1,253)	(521)
Other	(65)	(6)	(31)	33
Income from continuing operations before income tax expense	4,319	2,784	31,663	30,289
Income tax expense	727	1,017	4,873	9,632
Income from continuing operations	3,592	1,767	26,790	20,657
Income (loss) from discontinued operations, net of income taxes	9	(71)	30	(101)
Net income	$3,601	$1,696	$26,820	$20,556
Basic earnings per common share:
Continuing operations	$0.12	$0.06	$0.90	$0.68
Discontinued operations	-	-	-	(0.01)
Basic earnings per share	$0.12	$0.06	$0.90	$0.67
Diluted earnings per common share:
Continuing operations	$0.12	$0.06	$0.88	$0.67
Discontinued operations	-	(0.01)	-	(0.01)
Diluted earnings per share	$0.12	$0.05	$0.88	$0.66
Shares used in computing net income per common share:
Basic	29,720,472	30,348,180	29,708,055	30,490,554
Diluted	30,358,284	30,877,192	30,370,193	31,040,640
Dividends declared per common share	$0.11	$0.09	$0.33	$0.27

RECONCILIATION OF NON-GAAP FINANCIAL MEASURE

We prepare our financial statements in accordance with U.S. generally accepted accounting principles (GAAP). Within our press release, we make reference to non-GAAP diluted earnings per common share. This non-GAAP measurement was calculated by excluding certain items and results from discontinued operations and certain discrete income tax items. We exclude the impact of the results from discontinued operations, the impact of acquisition related costs and the impact of certain discrete income tax items because these items are not reflective of the ongoing operations of our business.  This non-GAAP measurement has been included as supplemental information. We believe that this measure represents a useful internal measure of performance. Accordingly, where this non-GAAP measure is provided, it is done so that investors have the same financial data that management uses in evaluating performance with the belief that it will assist the investment community in assessing our underlying performance on a quarter-over-quarter basis. However, because this measure is not determined in accordance with GAAP, such a measure is susceptible to varying calculations and not all companies calculate the measure in the same manner. As a result, the aforementioned measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP financial measure is presented as supplemental information and not as an alternative to diluted earnings per share as calculated in accordance with GAAP.

	13 Weeks Ended		39 Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2018	2017	2018	2017
GAAP Net income	$3,601	$1,696	$26,820	$20,556
GAAP Income tax expense	727	1,017	4,873	9,632
GAAP (Income) loss from discontinued operations	(9)	71	(30)	101
GAAP Income from continuing operations before income tax expense	4,319	2,784	31,663	30,289
Adjustments:
Hawaii acquisition costs	415	-	1,275	-
Adjusted net income from continuing operations before income taxes	4,734	2,784	32,938	30,289
Adjusted income tax expense (1)	(829)	(1,017)	(5,185)	(9,632)
Impact of excluding certain discrete income tax items	(80)	-	(711)	(247)
Non-GAAP net income	$3,825	$1,767	$27,042	$20,410

GAAP diluted earnings per common share	$0.12	$0.05	$0.88	$0.66

Non-GAAP diluted earnings per common share	$0.13	$0.06	$0.89	$0.66

Weighted-average number of common shares outstanding - diluted	30,358,284	30,877,192	30,370,193	31,040,640

(1) Adjusted income tax expense is calculated by multiplying the Non-GAAP adjustments by our marginal federal and state income tax rates and adding or subtracting the result to/from our GAAP income tax expense.